Exhibit (a)(1)(h)

Altus Capital Partners Commences Tender Offer for All Outstanding Shares of MGC Diagnostics Corporation

— Previously-Announced Offer Price of $11.03 Per Share in Cash —

Wilton, Connecticut, November 29, 2017 — Altus Capital Partners, Inc. (“Altus”) today announced that Altus’ affiliate, AC Breathe Merger Sub Inc., has commenced the previously-announced tender offer for all of the outstanding shares of common stock of MGC Diagnostics Corporation (NASDAQ: MGCD) (“MGC” or the “Company”) at a price of $11.03 per share, net to the seller in cash without interest.

On November 27, 2017, MGC announced that the Company and affiliates of Altus had entered into a definitive merger agreement pursuant to which the tender offer would be made. MGC’s Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, and recommends that MGC’s shareholders tender their shares in the tender offer.

AC Breathe Merger Sub Inc. and its parent company, MGC Parent LLC, are affiliated with Altus. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, Altus currently anticipates that AC Breathe Merger Sub Inc. will merge with and into the Company, with MGC continuing as the surviving corporation (the “Surviving Corporation”) without any action by any other shareholder of the Company pursuant to Chapter 302A.621 of the Minnesota Business Corporation Act. All outstanding shares of MGC’s common stock (other than shares owned by MGC Parent LLC, AC Breathe Merger Sub Inc. or the Company, any wholly-owned subsidiary of MGC Parent LLC, AC Breathe Merger Sub Inc. or the Company, or by any shareholder of the Company who or which is entitled to and properly demands and perfects dissenter’s rights with respect to such shares pursuant to, and complies in all respects with, the applicable provisions of Minnesota law) will be automatically cancelled and converted in the merger into the right to receive cash equal to the $11.03 offer price per share, without interest.

MGC Parent LLC and AC Breathe Merger Sub Inc. are filing with the Securities and Exchange Commission (the “SEC”) today, a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms and conditions of the tender offer.

The completion of the tender offer is conditioned upon, among other things, satisfaction of a minimum tender condition and other customary closing conditions. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, at the end of December 27, 2017, unless extended or earlier terminated in accordance with the terms of the merger agreement. Upon the completion of the transaction, MGC will become a privately held company.

About Altus

Altus is a U.S.-based private equity firm that makes control investments in middle market manufacturing businesses. Altus’ experience in the middle market manufacturing sector provides its investment team with a unique understanding of the opportunities and challenges faced by middle market owners and managers. When making an investment, Altus utilizes a patient, thoughtful approach that is grounded in sector expertise while engaging in a collaborative partnership with management teams to help them achieve the growth they seek. For more information, please visit http://www.altuscapitalpartners.com/.

About MGC

MGC (NASDAQ: MGCD) is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and, in the United States, France and Belgium, primarily through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Notice to Investors

This press release is not an offer to purchase or a solicitation of an offer to sell shares of MGC’s common stock.

The solicitation and the offer to purchase shares of MGC’s common stock described in this press release will be made only pursuant to the offer to purchase and related materials that Altus has filed on Schedule TO with the SEC. Additionally, MGC and Altus will file other relevant materials in connection with the proposed acquisition of MGC by Altus pursuant to the terms of the merger agreement, including a Schedule 14D-9 to be filed by the Company. INVESTORS AND SHAREHOLDERS OF MGC ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9 (WHEN FILED), AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and shareholders may obtain free copies of the Schedule TO and Schedule 14D-9 (when filed), as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the investor relations section of the Company’s website at http://mgcdiagnostics.com/investor-relations.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the tender offer and related transactions, including the benefits expected from the acquisition and the expected timing

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of the completion of the transaction. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. These statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in forward-looking statements, including, but not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of MGC’s shareholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for MGC will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require MGC to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on MGC’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, resellers, channel partners, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from MGC’s ongoing business operations; (xi) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xii) changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; (xiii) the risk that shareholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiv) other factors as set forth from time to time in MGC’s and MGC Parent LLC’s filings with the Securities and Exchange Commission, which are available on our investor relations Web site (http://mgcdiagnostics.com/investor-relations) and on the SEC’s Web site (www.sec.gov). All information provided in this communication is as of the date hereof, and shareholders of MGC are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Neither MGC Parent LLC nor MGC undertakes any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this communication, or to reflect the occurrence of unanticipated events, except as required by applicable law.

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